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                                                                                            EXHIBIT 12


                                                     ALLIED WASTE INDUSTRIES, INC.
                                                   RATIO OF EARNINGS TO FIXED CHARGES
                                                    (in thousands except for ratios)

                                                                      Six Months
                                                                       June 30,
                                                        ---------------------------------------
                                                               1998                1999
                                                               ----                ----
                                                                      (unaudited)
 Fixed Charges:
   Interest expense ........................               $       41,435      $       52,147
   Interest capitalized ....................                       33,225              32,631
                                                          ---------------     ---------------
       Total interest expense ..............                       74,660              84,778
   Interest component of rent expense.......                        3,181               4,390
   Amortization of debt issuance costs......                        1,844               3,391
                                                          ---------------     ---------------
       Total fixed charges..................               $       79,685      $       92,559
                                                           ==============      ==============

 Earnings:
   Income before income taxes ..............               $       68,982      $      159,530
   Plus fixed charges ......................                       79,685              92,559
   Less interest capitalized ...............                     (33,225)            (32,631)
                                                          ---------------     ---------------
         Total earnings ....................               $      115,442      $      219,458
                                                           ==============      ==============

 Ratio of earnings to fixed charges ........                        1.45x               2.37x
                                                          ===============     ===============

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